Exhibit 10.14

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the Commencement Date, by and between Taboola.Com Ltd., a company organized under the laws of the State of Israel, company number 51-387068-3 (the “Company”) and the Employee.

WHEREAS,	the Company desires to employ the Employee in the Employment Position and the Employee desires to serve in such capacity on the terms and conditions hereinafter set forth herein; and

WHEREAS,	the Employee represents that he or she has the requisite skill and knowledge to engage in the Employment Position and fulfill the duties and responsibilities set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Definitions

All undefined terms herein shall have the meanings ascribed thereto in Exhibit A hereto, which exhibit constitutes an integral part hereof.

2.	Employment

(a)	The scope of the Employee’s employment by the Company shall be the Scope of Employment.

(b)
The Company agrees to employ the Employee in the Employment Position, and the Employee agrees to be employed by the Company in the Employment Position, reporting to the Supervising Officer, on the terms and conditions hereinafter set forth. The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by an employee in the Employment Position.

(c)
During the term of Employment hereunder, the Employee agrees to devote his or her attention and time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder, except for Other Commitments. During the term of this Agreement, the Employee shall not be engaged in any other employment nor actively in any other business activities, or in any other activities which may hinder the Employee’s performance hereunder, with or without compensation, for any other person, firm or company, without the prior written consent of the Company’s CEO, except for the Other Commitments. The Employee warrants confirms and undertakes that the Employee is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment on the Employee’s entering into this Agreement and to the Employee’s engagement by the Company, and that in entering into this Agreement the Employee is not in breach of any other agreement or obligation to which Employee is or had been a party.

(d)
The Employee shall perform the Employee’s duties diligently, conscientiously and in furtherance of the Company’s best interests. In the event that the Employee shall discover that he or she has or might have any direct or indirect personal interest in any of the Company’s business or a conflict of interest with the duties required of the Employee by virtue of the Employee’s employment with the Company, immediately upon such discovery the Employee shall so inform the Board of Directors of the Company in writing.

(e)
The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any industry custom or practice, or practice of the Company in respect of any of its other employees or contractors.

The Employee agrees that the execution and delivery by the Employee of this Agreement and the fulfillment of the terms hereof (i) does not conflict with any agreement or undertaking by which the Employee is bound; and (ii) do not require the consent of any person or entity.

3.	Compensation: Base Salary, Global Overtime Payment. On Target Bonus

(a)	In consideration for the services provided by the Employee hereunder, the Company shall pay to the Employee the gross Base Salary, on a monthly basis during the term of this Agreement.

(b)
In addition to the Base Salary, the Company shall pay the Employee the Global Overtime Payment for additional and overtime work hours. The parties acknowledge that this payment is fixed on the assumption of both parties that the Employee will work additional and overtime hours in the amount equivalent to the Overtime Payment.

(c)	The Employee is expected to work additional and overtime hours in accordance with the Company’s needs and according to the instructions of the Supervising Officer.

(d)	Without limitation of the foregoing, the Company shall pay the Employee Global Overtime Payment also when the Employee will be absent of work because of military reserve duty, sickness and vacation.

(e)
The Employee shall not be entitled to any other additional amount or compensation for the Employee’s additional or overtime hours, and the Global Overtime Payment shall be the sole compensation to the Employee with respect thereto.

(f)
It is hereby agreed that the Employee’s determining pay for the purpose of severance pay and all other social benefits and payments is the Base Salary, and payments and/or benefits and/or bonuses and/or refunds that are not included in the Base Salary, such as the Expense Reimbursements and the like, shall not be considered part of the Base Salary for all respects and purposes.

(g)
All income and other taxes shall be deducted as required by law. Employee shall bear all tax payments deriving from the rights and benefits granted under this Agreement. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance contributions and national insurance contributions, shall be withheld at source by the Company from them and from all the rights and benefits received by the Employee pursuant this Agreement.

(h)	The Base Salary and the Overtime Payment will be respectively adjusted from time-to-time in accordance with the Cost of Living Index ("Tosefet Yoker") and other adjustments as required by law.

(i)	The parties shall once in each 12 month period of employment review Employee’s performance and possible entitlement to salary increases, bonuses and additional grant of Company options.

(j)	The Base Salary and the Global Overtime Payment shall be payable monthly in arrears, and shall be paid to the Employee in accordance with Company policy.

(k)	The Company shall provide the Employee with On Target Bonus, as set forth in Exhibit A.

4.	Employee Benefits

The Employee shall be entitled to the following benefits:

(a)
Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law, 1976. It is hereby clarified that sick leave shall not be redeemable and shall be accruable pursuant to applicable law.

(b)
Vacation. Subject to the provision of the Annual Vacation Law-1951 (the “Annual Vacation Law”), the Employee shall be entitled to the number of paid Annual Vacation Days as set forth in Exhibit A hereto, which shall be taken in accordance with the Company’s policy and subject to prior approval by the Supervising Officer. The Annual Vacation Days may be accrued and redeemed, in accordance with the provisions Exhibit A and subject to the Annual Vacation Law.

(c)	Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance, according to applicable law.

(d)	Additional Benefits. The Company shall provide the Employee with the Additional Benefits, as set forth in Exhibit A.

5.	Term and Termination

(a)	The term of employment under this Agreement shall commence as of the Commencement Date, and will continue indefinitely, unless terminated under any of the following circumstances:

(i)
The Company may terminate the employment of the Employee immediately for Cause. For purposes of this Agreement, the term “Cause” will be defined to include matters such as: (1) indicted of any crime involving moral turpitude or dishonesty; (2) willful refusal to perform the lawful instructions of the Board pertaining to the Employee’s employment under this Agreement provided, however, that if such refusal to perform is susceptible to cure, the Employee shall not have cured such refusal within five days of having been given written notice thereof; (3) any breach of the Employee's fiduciary duties or duties of care to the Company (except for conduct taken in good faith);
(4) any conduct (other than conduct in good faith) materially detrimental to the Company; (5) a material breach of the terms of this Agreement, which are not cured within 5 days; and (6) any other act or omission that would legally entitle the Company to dismiss the Employee without payment of severance pay in connection with such dismissal. If the employment of the Employee is terminated under this Section 5(a) (i), then, unless the parties otherwise mutually agree in writing, in full satisfaction of the Company’s obligations under this Agreement, the Employee shall only be entitled to: (A) earned but unpaid Total Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) the Managers Insurance Policy, unless amounts thereunder may be withheld or reduced by law; (C) the Further Education Fund, unless amounts thereunder may be withheld or reduced by law; and (D) a cash payment for all unredeemed vacation days, if any, up to the maximum number permitted by law and this Agreement.

(ii)
The Company may terminate the Employee’s employment with the Company by sending a notice of termination to the Employee, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that the Company may provide such notice at any time without cause and without the need to state the reason therefor.

(iii)
The Employee may terminate the Employee’s employment with the Company by sending a notice of termination to the Company, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that the Employee may provide such notice at any time without cause and without the need to state the reason therefor.

(b)
During the Notice Period, the Employee shall continue to receive the compensation set forth herein, including the Base Salary and Global Overtime Payment, and all other components of Additional Benefits, as set forth in Exhibit A. At the option of the Company, the Employee shall continue to perform his or her duties during the Notice Period as set forth herein or remain absent from the premises of the Company during the Notice Period.

(c)
Upon termination pursuant to Sections 5 (a) (ii) and 5 (a) (iii) above, the right to receive the Further Education Fund shall be automatically assigned to the Employee. With respect to the Managers Insurance Fund, the parties hereby adopt the General Approval of the Minister of Labor and Welfare, on Employers’ Payments to Pension Funds and Insurance Policies in lieu of Severance Pay according to Section 14 of the Severance Pay Law, attached hereto as Exhibit B and the Employee acknowledges that this arrangement replaces the Employee's right to receive severance pay under applicable law. The Policy will be subject to an automatic transfer of ownership in the event the Employee’s employment with the Company is terminated, except (i) in such circumstances in which Israeli Law denies the right for severance payment, in whole, or (ii) in the event that the Employee withdrew monies from the Policy (other than by reason of an "Entitling Event", i.e. death, disability or retirement at or after the age of sixty (60)), such severance payment or transfer of ownership shall be made in the sole discretion of the Company.

(d)
During the Notice Period, the Employee shall cooperate with the Company and use the Employee’s reasonable commercial efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.

(e)
In the event of any termination of the Employee's employment, whether or not for cause and whatever the reason, the Employee will promptly deliver to the Company all documents, data, records and other information pertaining to the Employee’s employment and any Proprietary Information (as defined in Section 6) and Work Product (as defined in Section 7), and the Employee will not take with the Employee any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to the Employee's employment or any Proprietary Information or Work Product.

6.	Proprietary Information

(a)
The Employee represents and warrants that he or she will keep the terms and conditions of this Agreement strictly confidential and will not disclose this Agreement nor provide a copy of it or any part thereof to any third person unless and to the extent required by applicable law.

(b)
The Employee acknowledges and agrees that he or she will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data and know- how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

(c)
Proprietary Information shall exclude information that (i) was known to the Employee prior to his or her association with the Company and can be so proven; (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (iii) shall have been received by the Employee from a third party having no obligation to the Company, (iv) reflects general skills and experience gained during the Employee's engagement by the Company, or (v) reflects information and data generally known within the industries in which the Company transacts business.

(d)
The Employee agrees and declares that all Proprietary Information, including patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his or her engagement by the Company and after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.

(e)
The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall be deemed “Proprietary Information” for all purposes hereunder, and shall, without limitation of the foregoing, be returned to the Company upon termination of the Employee's employment with the Company pursuant to Section S(e) herein.

(f)	The Employee’s undertakings in this Section 6 shall remain in full force and effect after termination of this Agreement.

7.	Inventions

(a)
The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his or her employment with the Company, the Employee is expected to make new contributions to, and create inventions of value for, the Company. The Employee agrees to share with the Company all the Employee’s knowledge and experience, provided however that the Employee shall not disclose to the Company, or use for the advancement of the business of the Company, any information which the Employee has undertaken to third parties to keep confidential or in which third parties have any rights.

(b)
The Employee acknowledges that all “Work Product” (as defined below) is "work made for hire", will be the sole and exclusive property of the Company and the Employee hereby waives any right or title therein whatsoever. “Work Product” shall include all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, customer lists, computer software programs, databases, materials, mask works and trade secrets created, in whole or in part, by the Employee during the Employee's employment with the Company, or developed using equipment, supplies, facilities or trade secrets of the Company, or resulted from work performed by or for the Company, or related to the Company’s business or current or anticipated research and development, whether or not copyrightable or otherwise protectable according to law, provided they relate to platform for recommending content on publisher sites and/or to content distribution (the “Field”).

(c)
To the extent not already owned exclusively by the Company, the Employee hereby irrevocably transfers and assigns to the Company all the Employee’s right, title and interest now and hereafter acquired in and to all Work Product (and all proprietary rights with respect thereto) and, when not otherwise assignable herein, agrees to assign in the future to the Company, all the Employee’s right, title and interest in and to any and all such Work Product (and all proprietary rights with respect thereto), and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment. The Employee will promptly disclose to the Company fully and in writing all Work Product authored, conceived or reduced to practice by the Employee, either alone or jointly with others.

(d)
The Employee hereby forever waives and agrees never to assert any rights of paternity or integrity, any right to claim authorship of any Work Product, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Work Product, whether or not such would be prejudicial to his or her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of the Employee’s work on behalf of the Company. However, Company shall consider giving appropriate recognition to each employee for the Employee’s contribution to the creation of any Work Product.

(e)
All trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Prior Inventions”), if any, patented or unpatented, which the Employee made prior to the commencement of the Employee’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, a complete list of all Prior Inventions that the Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of the Employee’s employment with the Company, that the Employee considers to be his or her property or the property of third parties and that the Employee wishes to have excluded from the scope of this Agreement is included in the definition of Prior Inventions in Exhibit A hereto. If disclosure of any such Prior Invention would cause the Employee to violate any prior confidentiality agreement, the Employee shall only disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, the Employee represents that there are no Prior Inventions. If, in the course of the Employee’s employment with the Company, the Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, fully paid up, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use, sell and commercialize such Prior Invention. Notwithstanding the foregoing, the Employee agrees that he or she will not incorporate, or permit to be incorporated, Prior Inventions in any inventions of the Company without the Company’s prior written consent.

(f)
The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Work Product in any and all countries. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Employee’s obligations under this Section 7(t) will continue beyond the termination of employment with the Company and Employee shall continue assisting the Company, provided Employee is properly compensated for Employee’s time and out-of-pocket expenses. The Employee hereby irrevocably appoints any of the Company’s officers as the Employee’s attorney-in-fact to execute documents on the Employee’s behalf for this purpose.

(g)
For the removal of any doubt, it is hereby clarified that the provisions contained in this Section 7 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the Employee’s property and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. Employee will not be entitled to royalties or other payment with regard to any Work Product, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Work Product, Service Inventions or other intellectual property rights.

8.	Non-Competition

(a)
The Employee agrees and undertakes that, for as long as the Employee is employed by the Company and for the Non-Compete Period thereafter - the Employee shall not become financially interested in, be employed by, or have any business connection with, any business or venture that is engaged in any activities competing with products or services offered by the Company in the Field, including, without limitation, [*]; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded, but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as he/she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

(b)
The Employee agrees and undertakes that during the period of his or her employment with the Company and for twelve months thereafter the Employee will not (i) employ or retain any person employed or retained by the Company or its affiliates on the date of the Employee’s termination or during the preceding twelve months, directly or indirectly, including personally or in any business in which he or she is an officer, director or shareholder; (ii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity who was provided with services by the Company or its affiliates on the date of the Employee’s termination or during the preceding twelve months, for the purpose of offering services or products which compete with the services or products supplied by the Company.

(c)
If any one or more of the terms contained in this Section 8 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

(d)	The Employee declares that he or she is aware that the Total Salary includes special consideration paid to the Employee for the Employee's undertakings set out in this Section 8.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt; notice may also be provided by facsimile or by e-mail and shall be deemed received upon electronic or manual confirmation. The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	Taboola.Com Ltd.
Agish Ravad Building
13 Noah Mozes St.

Tel-Aviv 67442 Israel
Fax: +972-3-696-6966

The Employee:	As set forth in Exhibit A

10.	Miscellaneous

(a)
The Company shall be entitled to set-off any amount owed to the Company by the Employee under the terms and provisions of this Agreement from any amount owed by the Company to the Employee under the terms and provisions of this Agreement or from any other source whatsoever.

(b)
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law.

(d)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(e)
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made to either party, which is not expressly set forth in this Agreement.

(f)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(g)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

(h)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page to Taboola.Com Employment Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

This Agreement will come into effect only upon the signature of both the Company and the Employee.

TABOOLA.COM LTD.

/s/ Hagai Gold

By: Hagai Gold
Title: VP Finance

/s/ Eldad Maniv
EMPLOYEE

EXHIBIT A

TABOOLA.COM LTD.
EMPLOYMENT AGREEMENT

TERMS USED IN THE AGREEMENT	EXPLANATION	DETAILS
COMMENCEMENT DATE	The date the employee starts his/her employment with the company	September 2, 2012

EMPLOYEE	Name of employee: ID number of employee: Address of employee:	Name: Eldad Maniv ID: [*] Address: [*]

SCOPE OF EMPLOYMENT	The percentage of Full Time employment, which is defined as 186 hours per month based on a five day working week.	100%

EMPLOYMENT POSITION	Position the employee will hold in the Company	Chief Operating Officer and President

SUPERVISING OFFICER	The person or body to whom the employee will report, e.g. CEO, CTO or the board of directors	CEO

BASE SALARY AND GLOBAL OVERTIME PAYMENT (together, the “TOTAL SALARY”)
The gross monthly salary paid to the employee, before taxes and payments are deducted which consists of (i) the base salary and (ii) the gross monthly amount payable to the Employee with respect to global additional and overtime hours performed by the Employee
Base Salary: 53,200 NIS Global Overtime Payment: 13,300 NIS Total Salary: 66,500 NIS

ANNUAL VACATION DAYS	Number of vacation days per year to which employee is entitled
22 days + 1 additional day for each year of employment with the Company based on a Full Time position.

It is the Company’s current policy to allow the Employee to accumulate any unused vacation days up to 33 days, and once the Employee has reached such accumulation no additional vacation days will be accumulated.

NOTICE PERIOD	Number of days' notice to be given for termination by Employee or Company
90 days.

In addition, in the event of termination of Employee's employment with the Company, Employee shall be entitled to receive from the Company, in addition to any severance payment due to Employee pursuant to applicable law, a severance payment in the amount equal to 3 months of Total Salary.

NON COMPETE PERIOD	Period after the employee ceases to be an employee of the company during which he/she is restricted from competing with the company	12 months if this Agreement was terminated or canceled.

PRIOR INVENTIONS	Inventions made by the Employee which he/she requests to exclude from the employment agreement	None

OTHER COMMITMENTS	Other commitments of the Employee which he/she requests to exclude from the scope of the employment agreement
Notwithstanding Section 2, the Employee is entitled to continue serving on the following positions:

• Kaltura - advisory board;
• Shoppimon - board member;
• MindPoint - owner/board-member.

Any additional activities shall be subject to the prior written consent of the Company’s CEO.

In this respect the Employee represents that: (i) the overall time required to fulfill his said obligations is immaterial (i.e., a couple of hours per month), and
(ii) none of the said companies competes with the Company’s business, as may be updated from time to time, in any way whatsoever.

ON TARGET BONUS
At the end of each year of Employee’s employment with the Company, the Company’s Board of Directors shall consider the grant of an annual bonus payment to Employee in the detailed amount, payable based on the successful achievement of designated targets by the Company, as shall be defined by the Company’s Board of Directors and /or the Company’s executive team. The Employee shall bear and pay all taxes applicable in connection with the bonus.
199,500 NIS

ADDITIONAL BENEFITS

EXPENSE REIMBURSEMENTS
The Employee shall be entitled to receive prompt reimbursement of all direct expenses (“Expense Reimbursements”) properly and necessarily incurred by the Employee in connection with the performance of the Employee's duties hereunder; provided, however, (i) that out of the ordinary course of business, expenses have been previously approved in writing by the Supervising Officer; and (ii) that the Employee has submitted such receipts and other documents as may be reasonably required by, and has otherwise complied with the Company's expense policy in effect at such time.

MANAGERS INSURANCE POLICY ("Bituach Minahalim")
The Company shall effect a Manager’s Insurance Policy in the name of the Employee, and shall pay a sum up to 15.83% of the Base Salary towards such Policy, of which 8.33% will be on account of severance pay, 5% on account of pension fund payments and up to a further 2.5% on account of disability pension payments. The Company shall deduct 5% from the Base Salary to be paid on behalf of the Employee towards such Policy. The Employee may extend an existing policy or plan and incorporate it into the Policy at his or her discretion.

Employee shall be entitled to instruct Company to contribute, at Employee’s expense, additional amounts to the Manager’s Insurance Policy, on account of the Global Overtime Payment.

FURTHER EDUCATION FUND ("Keren Hishtalmuf')
The Company and the Employee shall maintain an advanced study fuod (Keren Hishtalmut Fund). The Company shall contribute to such fund an amount equal to 7.5% (the “Company Contribution”) of the Base Salary, and the Employee shall contribute to such fund an amount equal to 2.5% (the “Employee Deduction”) of the Base Salary, provided, however, that to the extent that the Base Salary is in excess of NIS 20,000, then the Company shall deposit into the Keren Hishtalmut Fund only the Company Contribution and the Employee Deduction related to a monthly base salary of NIS 20,000.

Any tax liability in connection with any deductions and/or contributions exceeding the exempt maximum total amount prescribed by the Income Tax Ordinance shall be borne by the Employee.

COMPANY MOBILE PHONE
The Employee shall be granted the use of a cellular phone in accordance with the Company's internal policies and procedures. The Company shall bear the costs relating to the use and maintenance of the cellular phone, including income tax imposed in connection therewith. The Employee undertakes to use the cellular phone in accordance with Company’s procedures.

The Company:
Employee:
/s/ Hagai Gold
/s/ Eldad Maniv
Taboola.Com Ltd.	Signature

By: Hagai Gold
Name of Employee: Eldad Maniv
Title: VP Finance

[Signature Page to Taboola.Com Ltd. Employment Agreement - Exhibit A]

Exhibit B

General Approval Regarding Employers’ Contributions to Pension Fund and Insurance Fund in lieu of Severance Pay

(30/6/1998)

The following is a combined version of the general approval of June 9, 1998 as published in the official announcement gazette 4659 on June 30, 1998, as amended on August 23, 1999 and published in the official announcement gazette 4803 on September 19, 1999, and as amended and published in the official announcement gazette 4970 on March 12, 2001:

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund”), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer’s Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)       The Employer’s Contributions -

(a)        To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b)          To the Insurance Fund are at a rate of no less than one of the following:

(1)        13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

(2)        11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

(2)       By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a)        The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)         The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard “Entitling Event” means death, disability or retirement at or after the age of 60 or more.

(3)      This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai
Minister of Labor and Social Affairs

/s/ Hagai Gold	/s/Eldad Maniv
Company	Employee

Date: 31/8/2012